Exhibit 23.2

Consent of Weir International, Inc.

We hereby consent to the reference to Weir International, Inc. in the Annual Report on Form 10-K of Arch Coal, Inc. for the year ended December 31, 2008.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Arch Coal, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

Name: John W. Sabo
Title: Senior Vice President
Date: February 23, 2009